EXHIBIT 10.3

MEDICAL DIRECTOR AGREEMENT

This Medical Director Agreement (“Agreement”) entered into and made effective as of this 1st day of May, 2014 (the “Effective Date”), between Fuse Medical, LLC, with offices at 4770 Bryant Irvin Court, Suite 300, Fort Worth, Texas 76107 (“Company”) and Dr. Stephen Corey (hereinafter referred to as “Medical Director”) with an address of 402 Nelson Blvd Suite 300, Kingstree, SC 29556 (each, a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Company desires to obtain the services of Medical Director as described in the body of this Agreement and the attached Exhibit “A” (“Services”); and

WHEREAS, Medical Director is in the business of providing such Services, and desires to provide them to Company; and

WHEREAS, Medical Director has unique knowledge, contacts, skills and abilities that he intends to provide to Company in this representation;

NOW, THEREFORE, in consideration of the terms, conditions and mutual promises contained herein, the Parties mutually agree as follows:

AGREEMENT

1. Scope of Work.

a. Medical Director shall provide the Services according to the schedule and scope of work as set forth in Exhibit “A”, which is attached hereto and made a part of this Agreement by reference.

b. Medical Director agrees to furnish all labor, supervision, and services needed to complete his obligations under this Agreement. Medical Director shall report and pay all taxes applicable to the Services that are furnished under this Agreement.

c. Medical Director’s title shall be “Chief Medical Officer of Fuse Medical, LLC”.

2. Term. This Agreement shall commence on the Effective Date, and shall remain in effect for successive one year terms, until terminated by the occurrence of one or more of the following:

a. Either Party provides written notice to the other Party not less than thirty (30) days prior to the end of the then current term, that such Party desires to terminate this Agreement at the end of the then current term; otherwise, this Agreement shall continue for another one year term; or

b. Upon the bankruptcy of either Party, assignment for the benefit of creditors of either Party’s assets, or the appointment of a receiver for either Party’s assets; or

c. Either Party provides written notice of termination to the other Party upon the other Party’s material or repeated default in the performance of its or his obligations under this Agreement and failure to cure such default within thirty (30) days of receipt of the notice from the non-breaching Party specifying the default and the intention to terminate; or

d. Upon Company’s written notice to Medical Director that the Agreement is being terminated because of Cause. “Cause” means:

(i) an intentional tort (excluding any tort relating to a motor vehicle) by Medical Director which causes substantial loss, damage or injury to the property or reputation of the Company or its subsidiaries;

(ii) any serious crime or intentional, material act of fraud or dishonesty by Medical Director against the Company;

(iii) the commission of a felony that results in other than immaterial harm to the Company’s business or to the reputation of the Company or Medical Director;

(iv) habitual neglect of Medical Director’s reasonable duties as outlined in Exhibit “A” (for a reason other than illness or incapacity) which is not cured within thirty (30) days after written notice thereof by the Company’s Board of Directors (the “Board”) to the Medical Director;

(v) the disregard of written, material policies of the Company or its subsidiaries which causes other than immaterial loss, damage or injury to the property or reputation of the Company or its subsidiaries which is not cured within thirty (30) days after written notice thereof by the Board from Company to the Medical Director; or

(vi) any material breach of the Medical Director’s ongoing obligation not to disclose confidential information and not to assign intellectual property developed during the term of this Agreement which, if capable of being cured, is not cured within thirty (30) days after written notice thereof by the Board to the Medical Director.

3. Termination During the First Twelve Months. In the event this Agreement is terminated for any reason during its initial twelve (12) month term, the Parties shall not enter into any agreement with each other for the provision of Services as described hereunder during the remainder of such initial twelve (12) month period unless the financial terms are the same as those contained herein.

4. Compensation. Company shall pay Medical Director the sum of $9,000.00 per month in arrears during the term hereof. The Parties acknowledge that the compensation set forth within the foregoing sentence resulted from arms-length negotiations and was determined without regard to the volume or value of referrals by Medical Director, if any, to the Company. This Agreement is not conditioned upon Medical Director’s making any referrals to the Company.

5. Confidentiality. The Parties agree to keep confidential all confidential information of the other Party that is generated or obtained in connection with or as a result of performing services under this Agreement, until the end of one (1) year following termination or expiration of the terms of this Agreement. Notwithstanding the foregoing, the Parties shall be permitted to disclose confidential information to the extent that such disclosure required by any valid subpoena, order or judicial process of a court or governmental agency, provided that, to the extent permitted by law, the other Party is notified prior to any such disclosure and is afforded the reasonable opportunity to obtain a protective order or other form of protection. The Medical Director shall not, without the prior written consent of the Company, use the Company’s name in any advertising or promotional literature or publish any articles that (a) relate to the Company, this Agreement, or the Services provided by Medical Director, or (b) otherwise refer to the retention of Medical Director to render Services hereunder.

6. Relationship of Parties.

a. Although Medical Director holds a title with the Company, it is understood and agreed that Medical Director is an independent contractor with respect to the performance of each and every part of this Agreement. Medical Director is solely responsible for the supervision, direction and control of his employees (if any), and shall be solely responsible for all labor and expenses in connection therewith. It is understood between the Parties that this is a contract for personal services, and that Medical Director may not substitute any other individual or assign this Agreement to perform the Services, without the express written consent of the Company.

b. The Parties recognize that this Agreement does not create any actual or apparent agency, partnership, franchise, or relationship of employer and employee between the Parties. The Medical Director is not authorized to enter into or commit the Company to any agreements, and the Medical Director shall not represent himself as the agent or legal representative of the Company. The Medical Director shall work in conjunction with the Company’s Podiatric Medical Officer and report to the Company’s Podiatric Medical Officer.

c. Further, the Medical Director shall not be entitled to participate in any of the Company’s benefits, including without limitation any health or retirement plans. The Medical Director shall not be entitled to any remuneration, benefits, or expenses other than as specifically provided for in this Agreement.

d. The Company shall not be liable for taxes, Worker’s Compensation, unemployment insurance, employers’ liability, employer’s FICA, social security, withholding tax, or other taxes or withholding for or on behalf of the Medical Director or any other person consulted or employed by the Medical Director in performing Services under this Agreement. All such costs shall be Medical Director’s responsibility.

7. Proprietary Rights.

a. The Medical Director acknowledges that he has no right to or interest in its work or product resulting from the Services he performs hereunder, or any of the documents, reports or other materials created by the Medical Director in connection with such Services, nor any right to or interest in any copyright therein. The Medical Director acknowledges that the Services and the products thereof (hereinafter referred to as the “Materials”) have been specially commissioned or ordered by the Company as “works made-for-hire” as that term is used in the Copyright Law of the United States, and that the Company is therefore to be deemed the author of and is the owner of all copyrights in and to such Materials. Notwithstanding the foregoing or anything to the contrary in this Agreement, Company shall have no intellectual property rights to any such device, drug, treatment, therapy, document, report or other material (“Outside Material”) created by Medical Director or under development: (i) prior to the Effective Date (but Medical Director hereby represents that no such Outside Material presently exists or is presently pending); or (ii) on or after the Effective Date as a result of activities conducted outside of the scope of Services provided by Medical Director under this Agreement, provided, however, that any intellectual property created by Medical Director relating to any business line of the Company or its affiliates shall be conclusively deemed to be “works made-for-hire”. Medical Director may retain any and all fees and/or compensation collected by him and/or in his name that is received in connection with any Outside Material and/or the research and development that is conducted outside of the scope of his engagement by Company under this Agreement.

b. In the event that such Materials, or any portion thereof, are for any reason deemed not to have been works made-for-hire, the Medical Director hereby assigns to the Company any and all right, title, and interest Medical Director may have in and to such Materials, including all copyrights, all publishing rights, and all rights to use, reproduce, and otherwise exploit the Materials in any and all formats or media and all channels, whether now known or hereafter created. The Medical Director agrees to execute such instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, and protect the Company’s ownership of such Materials, and all other rights, title, and interest therein.

c. Notwithstanding the foregoing, the Company acknowledges that the Medical Director’s ability to carry out the Services is heavily dependent upon the Medical Director’s past experience in the industry and in providing similar services to others and both Parties expect Medical Director to continue such work in the future. Subject to the confidentiality provisions herein, generic information communicated to the Company in the course of his engagement by the Company either orally, in the form of presentations, or in documents that report such general industry knowledge is not subject to the terms of section 7(a) and (b) above.

8. Standards of Performance. The Medical Director represents and warrants that:

a. Medical Director shall provide the Services in accordance with, and shall not violate, applicable laws, rules or regulations, and standards prevailing in the industry and the Medical Director shall obtain all permits or permissions required to comply with such laws, rules or regulations;

b. The Materials developed by Medical Director shall be original, clear, and presentable in accordance with generally applicable standards in the industry;

c. The Materials developed by Medical Director will not contain libelous, injurious, or unlawful material and will not violate or in any way infringe upon the personal or proprietary rights of third Parties, including property, contractual, employment, trade secrets, proprietary information, and non-disclosure rights, or any trademark, copyright, or patent, nor will they contain any format, instruction, or information that is inaccurate or injurious to any person, computer system, or machine;

d. The Medical Director shall provide the Services in accordance with the specifications established by the Company.

9. Insurance. The Parties acknowledge that the Company presently does not maintain Directors and Officers liability insurance, but is presently investigating such coverages for itself and its affiliates (but no assurance is provided as to the whether such coverage will actually be obtained). The Company is in the process of merging into another company, Golf National, Inc., which presently maintains such coverage. The Company will make a copy of such insurance policy available to Medical Director for his review upon request.

10. Mutual Indemnification. Each Party shall indemnify and hold the other Party (and its members, directors, employees, agents and representatives) harmless from any and all claims, liabilities, damages, taxes, fines, repayment obligations, or expenses, including court costs and reasonable attorneys’ fees (collectively, “Claims”) arising from any act or omission by the indemnifying Party or its employees or agents (excepting the indemnified Party), or from the indemnifying Party’s material breach of this Agreement. Without limiting the generality of the foregoing, each Party expressly agrees to indemnify and hold the other Party (and its members, directors, employees, agents and representatives) harmless from any and all Claims arising from or relating to: (a) any goods and/or services provided by or on behalf of the indemnifying Party; (b) any other work engaged in by the indemnifying Party outside of this Agreement; and/or (c) the indemnifying Party’s compliance with federal and state laws (including but not limited to Medicare and Medicaid requirements) relating to the indemnifying Party’s submission or assignment of claims to government payors or third-party payors. Notwithstanding the foregoing, indemnity obligations under this Section shall only apply to any costs or expenses incurred by the indemnified Parties which are not covered or coverable by applicable liability insurance. In the event the indemnity provisions of this Section are interpreted to reduce any insurance coverage to which any Party would otherwise be entitled in the absence of such provisions, they shall be deemed inoperative and not a part of this Agreement. This Section shall survive the termination of this Agreement for the period of the applicable statute of limitations.

11. Representations and Warranties Concerning Company. Company hereby represents and warrants to Medical Director that, to the actual knowledge of its Chief Executive Officer (“Knowledge”), no complaint, action, suit, arbitration, proceeding, hearing, charge, demand, claim or investigation has been filed or commenced with respect to the Company or, to such Knowledge, is threatened. A civil action styled Cutler v. Fuse Medical LLC, et. al. has been commenced naming the Company as a defendant, and such litigation has been dismissed without prejudice for failure to prosecute.

12. Change or Clarification to Law. In the event of a change in the Stark Law or the federal Anti-kickback Statute or similar law, regulation or interpretation thereof which materially affects any aspect of the arrangement between Medical Director and the Company, including, without limitation, the compensation payable to Medical Director, either Party may propose a new basis for the arrangement by written notice to the other Party. In the event such legislation, regulation and interpretation makes the arrangement herein illegal or defeats the fundamental purposes and respective benefits of this Agreement and a new arrangement cannot be agreed to within sixty (60) days of a proposal, either Party may terminate this Agreement by written notice to the other Party given within twenty (20) days following the end of the sixty (60) day period.

13. No Violation of Law. Each Party represents and warrants to the other Party it shall not knowingly violate any federal, state, or local laws or regulations by entering into this Agreement or performing its obligations hereunder.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without application of its conflict of laws principles. Venue for any dispute shall be in Tarrant County, Texas.

15. Amendment. No amendment or modification of this Agreement shall be effective unless set forth in writing and signed by both Parties.

16. Entire Agreement. This Agreement sets forth the full and complete understanding of the Parties, and supersedes all prior agreements, whether made orally or in writing.

17. Execution. This Agreement may be executed by facsimile in multiple counterparts, each of which shall together constitute one and the same instrument.

18. Assignment. The Company may freely assign this Agreement, in whole or in part. The Medical Director may not, without the written consent of the Company, assign, subcontract, or delegate its obligations under this Agreement, except that the Medical Director may transfer the right only to receive any amounts which may be payable to it for performance under this Agreement, and then only after receipt by the Company of written notice of such assignment or transfer.

19. Severability. In the event that any clause or provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such clause shall be deemed severed from this Agreement and the balance of the clause or provision shall be given full force and effect. In the event that any portion of the covenant in the following Section is found by a court of competent jurisdiction to be excessively broad in terms of geographic coverage, duration or scope or otherwise, then such provision shall be deemed modified to conform to the broadest interpretation consistent with applicable law in order to protect the Company from economic harm caused by the Medical Director following such Medical Director receiving education, experience, contacts and compensation from the Company pursuant to the terms of this Agreement.

20. Covenant.

a. Medical Director hereby expressly covenants and agrees that during the term hereof and for a period of two (2) years following the date on which this Agreement terminates, whether such termination is upon expiration or termination of this Agreement, he will not, directly or indirectly, in any capacity whatsoever, provide any consulting services similar to those described in Exhibit A or any part for any thereof with any company or entity competitive with the Company. For the avoidance of doubt, any entity will be deemed “competitive” with the Company if such entity, wherever situated (i) distributes or sells goods or services with respect to which the Company from time to time designates as a current or prospective business line, or (ii) provides marketing or consulting services for entities described in clause 20(a)(i) above. The Parties acknowledge that this Agreement does not pertain to Medical Director’s performance of patient services at all and that Medical Director is free to provide care and treatment to any patient at any location during or after the term of this Agreement. Consequently, it is the intent of the Parties that Texas Business Commerce Code Section 15.50(b) shall not apply to this Agreement.

b. For the avoidance of doubt, the business lines covered by clause 20(a)(i) above are the following: internal fixations, retail pharmacies, nutritional supplements, pain creams, wound care, and such other business lines as may be entered by the Company or its affiliates from time to time. Notwithstanding the foregoing, nothing herein shall restrict Medical Director from providing any services with respect to any persons or entities which had engaged him in a business transaction prior to the date hereof and which had not become clients, investors, partners, or customers of the Company or its affiliates.

c. In the event that Medical Director breaches the covenant contained in this Paragraph 20, Medical Director agrees to pay to the Company, at the Company’s election, either (i) as liquidated damages and not as a penalty, a sum equal to three times the aggregate amount of compensation paid by the Company to Medical Director pursuant to Paragraphs 3 during the term and any renewal hereof, together with all expenses, including reasonable attorneys’ fees, incurred by the Company in enforcing its rights under this Paragraph 20, and (ii) the compensatory damages actually incurred by the Company arising from the breach. In addition, the Parties agree that monetary damages are not an adequate remedy and are not easily ascertained so that the Company may seek equitable relief including an injunction to specifically enforce this covenant.

21. Review by Counsel. Medical Director confirms that he has had full and fair opportunity to review this Agreement with his legal counsel and discuss the terms hereof with such counsel and the Company.

22. Employment Agreement. The Parties acknowledge that they may consider entering into an employment agreement at some time in the future. No assurances of such employment arrangement are made by either Party as of the date hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date and year first written above.

FUSE MEDICAL, LLC

By:	/s/ Alan Meeker
Alan Meeker, Manager

By:	/s/ Stephen Corey
Stephen Corey, DPM

EXHIBIT A: SERVICES

1.	Foot and Ankle DPM > Implantable Medical Director

a.	Act as the Foot and Ankle DPM Implantable Medical Director

i.	Develop Fuse Medical Strategic Foot & Ankle vertical product line

1.	Review need and usefulness of products

2.	Develop Plan for obtaining product needs

3.	Develop priority List of Doctors as initial users

4.	Develop Secondary and beyond priority list of implementation

5.	Review usage, feedback and outcomes of products

6.	Constant brainstorming and research to be on cutting edge

7.	Work in conjunction with “think tank group”

ii.	Strategic Foot & Ankle vertical product lines will include but not limited to:

1.	Internal Fixation Hardware – plates and screws

2.	Staple System

3.	Bone Substitute Material

4.	Hammertoe, Hemi Implants

5.	Anchor System

6.	Tendon Repair Products and Systems

7.	Inter-postal Products and Systems

8.	Instrumentation

9.	Amniotic Tissue

10.	Others per Fuse strategic plan

iii.	Develop Fuse Medical vertical product service line implementation strategy for facility integration

1.	Work closely with the Podiatry Medical Director and all National Directors and Regional Directors to identify product verticals and create implementation strategies.

2.	Work collaboratively with Fuse administration and Directors to identify and prioritize medical facilities and physician leaders for product implementation.

3.	Strategic development of Fuse Medical LLC downstream Physicians for facility implementation.

iv.	Establish National Implantable Team (4 leaders)

1.	Regions

(a)	West

i. Dr. Byron Hutchinson (or other)

(b)	Midwest

i. TBD

(c)	East

i. Dr. JT Marcoux (or other)

(d)	South

i. TBD

v.	Director of Foot and Ankle related Fuse Product Verticals along all of the surgically implantable lines

1.	Planning for implantation of Foot & Ankle product lines

2.	Physician Panel development and oversight

3.	Physician identification by region/system

4.	Utilize products under clinical review and implement a product review committee

5.	Develop data base system to incorporate Physician demographics and utilization

6.	Physician interaction oversight for shelving process

7.	Develop product review program

8.	Oversight of product review

9.	Interloper between Physician and Fuse’s product line managers

b.	Work with Foot and Ankle Space MD counterpart(s) in development of parallel initiatives

2.	Foot and Ankle DPM > National Director (ND) Development

a.	Develop strategic planning and organizational documents for directorships and leaders

b.	Work with the DPM-RD to develop recruitment and vetting efforts for physician partners

c.	Report to Fuse organizational leaders regarding responsibilities, performance and on-going physician directors and leaders development

3.	Provider Network Development

Lead in the development of both primary market service areas (e.g. close personal contacts) and secondary market service areas (e.g. attenuated contacts, trade show contacts) for the following medical specialties and geographic locations to market Fuse Medical Product lines (verticals) defined, but not limited to, below:

a.	Primary market provider network

b.	Podiatry and foot/ankle

c.	Internal Fixation

d.	Bone Substitute Material (BSM)

e.	Pain management

f.	Orthopedic

g.	Primary care physicians

h.	Corporate management entities

i.	Other identified medical specialties

Secondary market provider network: working with existing medical providers to establish contacts to assist PEPS in the development of a local provider network targeting, but not limited to identified specialties (e.g. podiatry, foot and ankle, orthopedics, and pain).

4.	Direct physician leadership for selection and implementation of Information Technology (IT) Platform

a.	Assist in implementation and training of end-user physicians and account managers

b.	Assist in the development of reporting systems

5.	Direct Physician support (or assisting Directors)

a.	Collateral documents

b.	Physician training/conclaves

c.	Staff-training

d.	Field support

e.	Physician/Staff/Patient satisfaction

6.	Direct Physician Product Utilization Programs

a.	Utilization review as above

b.	Physicians for Ethical Patient Solutions (PEPS) or equivalent organization evaluation and compliance monthly and quarterly review

7.	Vertical Development

a.	Identify and fully vet key physician leaders for product line development

b.	Assist the product line physician leaders with:

i.	Identifying and vetting their specific product panels

ii.	Agenda development for panel and subcommittee meetings

iii.	Action planning and oversight

iv.	Coordination with Fuse staff

v.	Product identification, resourcing, review, selection, usage implementation, tracking, utilization, quality assurance and outcome analysis

vi.	Reporting to Fuse organizational leaders

8.	Hour Commitments

a.	Time Commitment to Fuse on the following days weekly:

i.	Friday morning (7am – 11am CST)

ii.	Every Saturday and Sunday (6 hour block each day)

iii.	Monday morning (7am – 11pm CST)

iv.	Monday thru Thursday Evenings (7pm – 10pm CST) as needed

v.	Weekly report call every Sunday evening with presentation of report activity document and plan for future activities with COO, CMO, PMD

9.	Implantable MD > Action Plan by Quarter Q2 – 2014
(subsequent quarterly action plans to be developed by CMO, PMD and COO)

1.	Work with Fuse Medical Board to Finalize disassociation of Flower contractual arrangements

a.	Develop and lead formal communication plan to physicians

b.	Support follow-up questions and visionary direction of next steps

2.	Work with Podiatry Medical Director and COO to develop Vilex proposal for Administration approval

a.	Financial Performance

i.	Pricing strata

1.	For DPM’s that are already underutilizing users = value of new uptick in business to Vilex by Fuse connections

2.	Farmers and PEA list of non-users as potential users = value to Fuse

3.	Non-Fuse/Framers as NEW users = value to Fuse

4.	Areas where they do not have reps/Distributors?

ii.	New business based upon system and local shelving approval

1.	Get list of all Systems that Vilex is approved and have Courtney search all system’s webpages for whom is on staff. Are they on our Farmers/PEA?

a.	If so, develop plan for RD’s to contact users and implement

b.	If not associated with Fuse/Farms > get local entre thru RD’s

2.	Get a list of all facilities that Vilex is already approved (> same as 1. above)

b.	Based upon above > Find out where their lowest hanging fruit intersects with our Fuse/Framers

i.	Develop survey for Fuse/Farmers downstream

ii.	Survey ALL of downstream as to current utilization of Vilex

iii.	Develop low hangin’ target list ASAP

iv.	Develop relationship with Vilex distributors and coordinate with our Fuse/Farm downstream

v.	Develop tracking for usage process

3.	Build Implantable Team > ongoing by vendor/product Line

a.	Develop individual action plans from each

b.	Set up ongoing conference calls via Courtney

4.	Develop RD and their downstream program

5.	Consideration of NEW product lines

6.	Consideration with downstream of NEW product development

7.	Work with Podiatric Medical Director to develop PEPs/DPM strategy

8.	Add downstream items from Podiatric Medical Director Appendix A